Exhibit 10.27

AWARD TERMS OF
CASH PERFORMANCE AWARD GRANTED UNDER
THE CHEMOURS COMPANY EQUITY AND INCENTIVE PLAN
_____________________________________________________________________________________

Introduction
You have been granted a cash performance award (“Cash Performance Award”) under The Chemours Company Equity and Incentive Plan (“Plan”), subject to the following Award Terms. This Cash Performance Award is intended to constitute a “Cash‑Based Award” under the Plan. This grant is also subject to the terms of the Plan, which is hereby incorporated by reference. However, to the extent that an Award Term conflicts with the Plan, the Plan shall govern. Unless otherwise defined herein, the terms defined in the Plan shall have the same defined meanings in these Award Terms, including any appendices to these Award Terms (hereinafter, collectively referred to as the “Agreement”). A copy of the Plan, and other Plan-related materials, such as the Plan prospectus, are available at: www.benefits.ml.com.

Grant Award Acceptance
You must expressly accept the terms and conditions of your Award as set forth in this Agreement. To accept, log on to Merrill Lynch Benefits OnLine at www.benefits.ml.com, select Equity Plan > Grant Information > Pending Acceptance.

IF YOU DO NOT ACCEPT YOUR CASH PERFORMANCE AWARD IN THE MANNER INSTRUCTED BY THE COMPANY, YOUR CASH PERFORMANCE AWARD WILL BE SUBJECT TO CANCELLATION.
Date of Grant	[ ] (“Date of Grant”)
Type of Award	Cash Performance Award
Non-Transferable	You may not sell, gift, or otherwise transfer or dispose of the Cash Performance Award prior to payment. The Cash Performance Award becomes payable as set forth herein.
Vesting Schedule
The Cash Performance Award shall only vest and become payable if the performance goals set forth on Exhibit A hereto (the “Performance Goals”) are satisfied as of the end of the performance period running from [ - ] (the “Performance Period”). If an amount is determined to be earned as of the Determination Date (as defined on Exhibit A), that amount shall become payable on the Determination Date. To the extent the Performance Goals are not satisfied, no amount will be payable, and the Cash Performance Award will lapse without value.

Termination of Employment

Under 55/10 Rule
For purposes of these Award Terms, “Retirement” shall mean the termination of your employment other than for Cause after having attained age 55 and having provided at least ten (10) years of service to the Company.

If you terminate employment after attainment of age 55 with at least 10 years of service and either (i) you are an active employee for six months following the Date of Grant or (ii) you have been notified by the Company or, if different, your employer (the “Employer”), that your employment with the Company or Employer will terminate because of either lack of work or divestiture to an entity less than 50% owned by Chemours, the Award will remain subject to the Vesting Terms and will be paid in accordance with the Payment provisions set forth herein. However, the amount will be prorated based on the number of days you were employed from the Date of Grant through the end of the Performance Period.

Due to Lack of Work, Divestiture to Entity Less Than 50% Owned by Chemours, Disability, or Death
If the termination occurs after the end of the Performance Period but prior to the Determination Date and the Performance Goals are satisfied, an amount will become payable as indicated on Exhibit A on the Determination Date.
If the termination occurs prior to the end of the Performance Period and the Performance Goals are satisfied, an amount will become payable as to a pro rata portion of the amount determined to be earned on the Determination Date. The prorated amount will be determined by multiplying the amount determined as indicated on Exhibit A by a fraction, the numerator of which is the number of days from the beginning of the Performance Period to the termination date, and the denominator of which is the total number of days in the Performance Period.
If the Performance Goals are not satisfied, no amount will be payable, and the Cash Performance Award will lapse without value.

Due to Any Other Reason (such as voluntary termination)	The Cash Performance Award will be forfeited.
Code Section 409A
To the extent that an amount that is considered “nonqualified deferred compensation” subject to Code Section 409A (“deferred compensation”) is payable on account of your termination of employment, no amounts shall be paid hereunder on account thereof unless such termination of employment constitutes a “separation from service,” within the meaning of Code Section 409A. If you are a “specified employee,” within the meaning of Code Section 409A, no amount that is deferred compensation shall be paid or delivered, on account of your separation from service, earlier than the date that is six months after such separation from service. Amounts otherwise payable during that six month period shall be paid on the date that is six months and one day after your separation from service.

The Cash Performance Award is intended to be exempt from or compliant with Code Section 409A and the U.S. Treasury Regulations relating thereto so as not to subject you to the payment of additional taxes and interest under Code Section 409A or other adverse tax consequences. In furtherance of this intent, the provisions of this Agreement will be interpreted, operated, and administered in a manner consistent with these intentions. The Committee may modify the terms of this Agreement, the Plan or both, without your consent, in the manner that the Committee may determine to be necessary or advisable in order to comply with Code Section 409A or to mitigate any additional tax, interest and/or penalties or other adverse tax consequences that may apply under Code Section 409A if compliance is not practical. This section does not create an obligation on the part of the Company to modify the terms of this Agreement or the Plan and does not guarantee that any amounts earned will not be subject to taxes, interest and penalties or any other adverse tax consequences under Code Section 409A. In no event whatsoever shall the Company be liable to any party for any additional tax, interest or penalties that may be imposed on you by Code Section 409A or any damages for failing to comply with Code Section 409A.

Restricted Conduct
If you engage in any of the restricted conduct described in subparagraphs (i) through (iv) below for any reason, in addition to all remedies in law and/or equity available to the Company, you shall forfeit all Cash Performance Awards and shall immediately pay to the Company, with respect to previously paid Cash Performance Awards, a cash amount equal to the amount deemed paid, without regard to any Tax-Related Items (as defined below) that may have been deducted from such amount. For purposes of subparagraphs (i) through (v) below, “Company” shall mean The Chemours Company and/or any of its Subsidiaries or Affiliates that have employed you or retained your services.

(i) Non-Disclosure of Confidential Information. During the course of your employment with the Company and thereafter, you shall not use or disclose, except on behalf of the Company and pursuant to the Company’s directions, any Company “Confidential Information” (i.e., information concerning the Company and / or its business that is not generally known outside the Company, which includes, but is not limited to, (a) trade secrets; (b) intellectual property, including but not limited to inventions, invention disclosures and patent applications; (c) information regarding the Company’s present and/or future products, developments, processes and systems, budgets, proposals, marketing plans, financial data and projections, suppliers, vendors, inventions, formulas, data bases, know how, ideas, developments, experiments, improvements, computer programs, software, technology, blue prints, specifications and compilations of information; (d) information about employees and employee relations, including but not limited to training manuals and procedures, recruitment method and procedures, recruitment and distribution techniques, business plans and projections, employment contracts and employee handbooks; (e) information on customers or potential customers, including but not limited to customers’ names, sales records, prices, particularities, preferences and manner of doing business, and other terms of sales and Company cost information; and (f) information received in confidence by the

Company from third parties. Information regarding products, services or technological innovations in development, in test marketing or being marketed or promoted in a discrete geographic region, which information the Company is considering for broader use, shall be deemed not generally known until such broader use is actually commercially implemented.); and/or

(ii) Solicitation of Employees. During your employment and for a period of one year following the termination of your employment for any reason, you shall not recruit, solicit or induce, or cause, allow, permit or aid others to recruit, solicit or induce, any employee, agent or consultant of the Company to terminate his/her employment or association with the Company; and/or

(iii) Solicitation of Customers. During your employment and for a period of one year following the termination of your employment for any reason, you shall not directly or indirectly, on behalf of yourself or any other person, company or entity, call on, contact, service or solicit competing business from customers or prospective customers of Company if, within the two years prior to the termination of your employment, you had or made contact with the customer, or received or had access to Confidential Information about the customer; and/or

(iv) Non-Competition. During your employment and for a period of one year following the termination of your employment for any reason, you shall not, directly or indirectly, in any capacity, (a) compete or engage in a business similar to that of Company, (b) compete or engage in a business similar to that which the Company has plans to engage, or has engaged in during the two years prior to your termination, if, within this two-year period, you received or had access to Confidential Information regarding the proposed plans or the business in which Company engaged; or (c) take any action to invest in (other than a non- controlling ownership of securities issued by publicly held corporations), own, manage, operate, control, participate in, be employed or engaged by or be connected in any manner with any partnership, corporation or other business or entity engaging in a business similar to Company.

(v) Geographic Scope. You acknowledge that due to the broad scope of Company’s customer base, the following geographic scope for subsections (iii) - (iv) of this Restricted Conduct section is necessary. Your non-competition and non-solicitation obligations under this Agreement shall include: (a) any territory in which you performed your duties for the Company; (b) any territory in which Company has customers about which you received or had access to Confidential Information during your employment; (c) any territory in which you solicited customers; or (d) any territory in which Company plans to expand its market share about which you received or had access to Confidential Information during your employment with Company.

Recoupment Policy	This Award shall be subject to the Company’s Incentive Compensation Clawback Policy (as it may be amended from time to time), the terms of which are incorporated herein by reference.

Repayment/Forfeiture
Any benefits you may receive hereunder shall be subject to repayment or forfeiture as may be required to comply with the requirements of the U.S. Securities and Exchange Commission or any applicable law, including the requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act, or any securities exchange on which the Stock is traded, as may be in effect from time to time.

Deferral	If you are an officer of the Company, you may defer the settlement of this Award in accordance with any procedures established by the Company for that purpose.
Withholding
You acknowledge that the Company and/or your employer (the “Employer”) (1) make no representations or undertakings regarding the treatment of any income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items related to the Plan and legally applicable to you (“Tax-Related Items”) in connection with any aspect of the Cash Performance Award, including, but not limited to, the grant or payment of a Cash Performance Award; and (2) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the Cash Performance Award to reduce or eliminate your liability for Tax- Related Items or achieve any particular tax result. Further, if you are subject to Tax-Related Items in more than one jurisdiction, the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

Prior to any relevant taxable or tax withholding event, as applicable, you agree to make adequate arrangements satisfactory to the Company and/or the Employer to satisfy all Tax-Related Items. In this regard, you authorize the Company and/or the Employer, or their respective agents, at their discretion, to satisfy the obligations with regard to all Tax-Related Items by withholding from your wages or other cash compensation paid to you by the Company and/or the Employer.

Finally, you agree to pay to the Company or the Employer, any amount of Tax- Related Items that the Company or the Employer may be required to withhold or account for as a result of your participation in the Plan that cannot be satisfied by the means previously described. The Company may refuse to issue or deliver the shares or the proceeds of the sale of shares of Stock, if you fail to comply with your obligations in connection with the Tax-Related Items.

Severability
The provisions of this Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.

Waiver
You acknowledge that a waiver by the Company of breach of any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by you or any other participant.

[INTERNATIONAL AWARDS: Appendix
Notwithstanding any provisions in these Award Terms, the Cash Performance Award shall be subject to the additional terms and conditions set forth in Appendix A to this Agreement and to any special terms and provisions as set forth in Appendix B for your country, if any. Moreover, if you relocate to one of the countries included in Appendix B, the special terms and conditions for such country will apply to you, to the extent the Company determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons. Appendix A and B constitute part of these Award Terms.]

Imposition of Other Requirements
The Company reserves the right to impose other requirements on your participation in this Agreement and on the Cash Performance Award, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require you to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

Exhibit A
Performance Goals

[Provided to award holders following Committee approval.]

[INTERNATIONAL AWARDS: APPENDIX A]

ADDITIONAL TERMS AND CONDITIONS
This Appendix includes additional terms and conditions that govern the Cash Performance Award. These terms and conditions are in addition to, or, if so indicated, in place of, the terms and conditions set forth in the Award Terms. Capitalized terms used and not otherwise defined herein shall have the meanings ascribed to them in the Award Terms or the Plan.

Data Privacy
You hereby explicitly and unambiguously consent to the collection, use and transfer, in electronic or other form, of your personal data as described in this Agreement and any other Cash Performance Award grant materials by and among, as applicable, the Employer, the Company and its Subsidiaries or Affiliates for the exclusive purpose of implementing, administering and managing your participation in the Plan.

You understand that the Company and the Employer may hold certain personal information about you, including, but not limited to, your name, home address and telephone number, date of birth, social insurance number or other identification number (e.g., resident registration number), salary, nationality, job title, any stock or directorships held in the Company, details of all Cash Performance Awards or any other entitlement to stock awarded, canceled, exercised, vested, unvested or outstanding in your favor, for the exclusive purpose of implementing, administering and managing the Plan (“Data”).

You understand that Data will be transferred to any third parties assisting the Company with the implementation, administration and management of the Plan. You understand that the recipients of the Data may be located in the United States or elsewhere, and that the recipients’ country (e.g., the United States) may have different data privacy laws and protections than your country. You understand that you may request a list with the names and addresses of any potential recipients of the Data by contacting your local human resources representative. You authorize the Company, its Subsidiaries and Affiliates, the Employer and any other possible recipients which may assist the Company (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purpose of implementing, administering and managing your participation in the Plan. You understand that Data will be held only as long as is necessary to implement, administer and manage your participation in the Plan. You understand that you may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consent herein, in any case without cost, by contacting in writing your local human resources representative. Further, you understand that you are providing the consent herein on a purely voluntary basis. If you do not consent, or if you later seek to revoke your consent, your employment status or service and career with the Employer will not be adversely affected; the only consequence of refusing or withdrawing your consent is that the Company would not be able to grant you a Cash Performance Award or other awards or administer or maintain such awards (i.e., the award would be null and void). Therefore, you understand that refusing or withdrawing your consent may affect your ability to participate in the Plan. For more information on the consequences of your refusal to consent or withdrawal of consent, you understand that you may contact your local human resources representative.

Nature of Grant	By participating in the Plan, you acknowledge, understand and agree that:

(a) the Plan is established voluntarily by the Company, it is discretionary in nature and may be modified, amended, suspended or terminated by the Company at any time, to the extent permitted by the Plan; (b) the grant of the Cash Performance Award is voluntary and occasional and does not create any contractual or other right to receive future grants, or benefits in lieu of the Cash Performance Award, even if Cash Performance Awards have been granted in the past; (c) all decisions with respect to future grants of Cash Performance Awards, if any, will be at the sole discretion of the Company; (d) you are voluntarily participating in the Plan; (e) the Cash Performance Award is not intended to replace any pension rights or compensation; (f) unless otherwise agreed with the Company, the Cash Performance Award, subject to the Cash Performance Award and the income and value of same, are not granted as consideration for, or in connection with, any service you may provide as a director of a Subsidiary or Affiliate; (g) the Cash Performance Award and the income and value of same are not part of normal or expected compensation for any purpose including, without limitation, calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments; (h) no claim or entitlement to compensation or damages shall arise from forfeiture of the Cash Performance Award resulting from the termination of your employment or other service relationship (for any reason whatsoever, whether or not later found to be invalid or in breach of employment laws in the jurisdiction where you are employed or the terms of your employment agreement, if any), and in consideration of the grant of the Cash Performance Award to which you are otherwise not entitled, you irrevocably agree never to institute any such claim against the Company, any of its Subsidiaries or Affiliates or the Employer, waive your ability, if any, to bring any such claim, and release the Company, its Subsidiaries and Affiliates and the Employer from any such claim; if, notwithstanding the foregoing, any such claim is allowed by a court of competent jurisdiction, then, by participating in the Plan, you shall be deemed irrevocably to have agreed not to pursue such claim and agree to execute any and all documents necessary to request dismissal or withdrawal of such claim; (i) for purposes of the Cash Performance Award, your employment or other service relationship will be considered terminated as of the date you are no longer actively providing services to the Company or one of its Subsidiaries or Affiliates (regardless of the reason for such termination and whether or not later found to be invalid or in breach of employment laws in the jurisdiction where you are employed or the terms of your employment agreement, if any), and unless otherwise expressly provided in this Agreement or determined by the Company, your right to earn any amount under the Cash Performance Award under this Agreement, if any, will terminate as of such date and will not be extended by any notice period (e.g., your period of service would not include any contractual notice period or any period of “garden leave” or similar period mandated under employment laws in the jurisdiction where you are employed or the terms of your employment agreement, if any); the Committee shall have the exclusive discretion to determine when you are no longer actively providing services for purposes of the Cash Performance Award grant (including whether you may still be considered to be providing services while on an approved leave of absence); (j) unless otherwise provided in the Plan or by the Company in its discretion, the Cash Performance Award and the benefits evidenced by this Agreement do not create any entitlement to have the Cash Performance Award or any such benefits transferred to, or assumed by, another company nor to be exchanged, cashed out or substituted for, in connection with any corporate transaction affecting the shares of the Company; and (k) neither the Company, the Employer nor any Subsidiary or Affiliate shall be liable for any foreign exchange rate fluctuation between your local currency and the U.S. dollar that may affect the value of the Cash Performance Award or of any amount due to you pursuant to the payment of the Cash Performance Award.

No Advice Regarding Grant
The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding your participation in the Plan. You are hereby advised to consult with your own personal tax, legal and financial advisors regarding your participation in the Plan before taking any action related to the Plan.

Venue
Any and all disputes relating to, concerning or arising from this Agreement, or relating to, concerning or arising from the relationship between the parties evidenced by the Cash Performance Award or this Agreement, shall be brought and heard exclusively in the United States District Court for the District of Delaware or the Delaware Superior Court, New Castle County. Each of the parties hereby represents and agrees that such party is subject to the personal jurisdiction of said courts; hereby irrevocably consents to the jurisdiction of such courts in any legal or equitable proceedings related to, concerning or arising from such dispute, and waives, to the fullest extent permitted by law, any objection which such party may now or hereafter have that the laying of the venue of any legal or equitable proceedings related to, concerning or arising from such dispute which is brought in such courts is improper or that such proceedings have been brought in an inconvenient forum.

Language
If you have received this Agreement or any other document related to this Agreement translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.

Electronic Delivery and Acceptance
The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means. You hereby consent to receive such documents by electronic delivery and agree to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

Foreign Asset/ Account Reporting Requirements
Your country may have certain foreign asset and/or account reporting requirements which may affect your ability to acquire or hold cash received from participating in the Plan in a brokerage or bank account outside your country. You may be required to report such accounts, assets or transactions to the tax or other authorities in your country. You also may be required to repatriate sale proceeds or other funds received as a result of your participation in the Plan to your country through a designated bank or broker and/or within a certain time after receipt. You acknowledge that it is your responsibility to comply with such regulations, and you should consult your personal legal advisor for any details.

[INTERNATIONAL AWARDS: APPENDIX B]
COUNTRY-SPECIFIC TERMS AND CONDITIONS

[Provided to award holders as appropriate]

B-1